Exhibit 5.1

February 28, 2025	White & Case llp
1221 Avenue of the Americas
SES AI Corporation	New York, New York 10020
35 Cabot Road Woburn, MA 01801	T +1 (212) 819-8200

whitecase.com

Re: SES AI Corporation – Issuance of Shares under ATM Agreement

Ladies and Gentlemen:

We have acted as New York counsel to SES AI Corporation, a corporation organized under the laws of Delaware (the “Company”), in connection with the issuance and sale of shares of Class A common stock, par value $0.0001 per share, having an aggregate offering price of up to $150,000,000 (the “Shares”), by the Company. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2023 (Registration No. 333-271423) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated April 28, 2023 (the “Base Prospectus”) and a prospectus supplement dated February 28, 2025 filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold by the Company pursuant to a Controlled Equity Offering Agreement, dated February 28, 2025 (the “ATM Agreement”), by and among the Company, Cantor Fitzgerald & Co., Canaccord Genuity LLC, Needham & Company, LLC and Oppenheimer & Co. Inc.

This opinion letter is rendered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus, the Prospectus or any other related prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein with respect to the issue of the Shares.

In connection with our opinion expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Base Prospectus;

(c)	the Prospectus;

(d)	a copy of the Certificate of Incorporation of the Company, adopted on February 2, 2022, certified by the Secretary of the Company;

(e)	a copy of the Bylaws of the Company, adopted on February 2, 2022, certified by the Secretary of the Company;

(f)	a copy of the Resolutions of the Board of Directors of the Company relating to the ATM Agreement and other matters, certified by the Secretary of the Company;

(g)

a certificate dated the date hereof of the Secretary of the Company, certifying as to the name, title and incumbency of officers of the Company signing the ATM Agreement or other documents in connection therewith;

(h)	a certificate of the Delaware Secretary of State dated February 28, 2025 certifying the good standing of the Company under the laws of the State of Delaware; and

(i)	the ATM Agreement.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed. In addition, in rendering the opinion expressed below, we have assumed that the Shares will be executed and countersigned by the transfer agent or registrar therefor and issued by the Company as contemplated in the Registration Statement.

Based upon the foregoing assumptions and the assumptions set forth below, and subject to the qualifications and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the ATM Agreement against the payment of the consideration set forth in the ATM Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to questions arising under the Delaware General Corporation Law. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 28, 2025, and its incorporation by reference into the Registration Statement and to the reference to our firm as counsel for the Company under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

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